Exhibit 99.2

Daybreak Initiates Four Well Drilling Program

Spokane, Washington – July 17, 2007 - Daybreak Oil and Gas, Inc. (OTC Pink Sheets: DBRM. PK) a Washington Corporation, today announced that the Company intends to drill an additional four wells in its Tensas and Franklin Parish prospect area in northeast Louisiana. The first well, prospect “A-1”, will be spudded in late July to test the Basal Tuscaloosa Formation. Three additional wells are planned this year, based on an inventory of prospects within a 55 square mile 3-D seismic survey area.

Prospect “A-1” is approximately two miles northwest of the “F-1” discovery well which Daybreak drilled in January, 2006.  The “F-1” well, which had been shut-in, was brought back online on July 11, 2007 after the Company received a permit to dispose of produced waste water.  The well has been flowing at an average daily rate of approximately 415 MCF (thousand cubic feet) and 69 Bbl (barrels) of oil since returning to production.  In the short-term, the “F-1” will be produced on a variety of choke sizes, flowing pressures, and production rates to determine the most efficient rate.

Immediately following the drilling of prospect “A-1”, Daybreak intends to drill the “F-2” location which is a southern offset to the “F-1” well.  The third and fourth wells in this drilling program are intended to be drilled in the fourth quarter of this year.  These wells will test two additional formations known to be prospective in the region.

Daybreak’s leasehold interests are comprised of over 20,000 net acres in this project.  As previously reported, the leasehold was primarily acquired through purchase and farm-out agreements with local land owners and Anadarko E & P Company, LP.

Robert Martin, President of Daybreak, states:  “We are excited about the scheduled drilling program in our successful Tensas play area; along with, the return of production from the “F-1” discovery well.  These activities, coupled with Daybreak’s announcement last week regarding the San Joaquin  Valley, California seismic option farmin agreement signed with Chevron USA, Inc., create the opportunity for Daybreak to again establish stock momentum; and, provide the potential for future growth.”

For information about Daybreak Oil and Gas, Inc., please contact:

Eric Moe	Telephone:	(509) 465-4541
	Email:	emoe27@aol.com

Mike McIntyre	Telephone:	(604) 484-6243
	Email:	mike.mcintyre10@gmail.com

Safe Harbor Statement

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995: Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained herein contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “should”, “up to”, “approximately”, “likely”, or “anticipates” or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.